UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

GLOBAL NET LEASE, INC.

(Exact name of registrant as specified in its charter)

Maryland	45-2771978
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

650 Fifth Avenue, 30th Floor, New York, New York	10019
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1. Description of Registrant’s Securities to be Registered.

On April 9, 2020, the Board of Directors of Global Net Lease, Inc. (the “Company”) authorized a dividend of one preferred share purchase right (a “Right”), payable on April 20, 2020, for each share of the Company’s common stock, par value $0.01 per share ( “Common Stock”), outstanding on April 20, 2020 to the stockholders of record on that date. In connection with the distribution of the Rights, the Company has entered into a Rights Agreement (the “Rights Agreement”), dated as of April 9, 2020, with American Stock Transfer and Trust, LLC, as rights agent. Each Right entitles the registered holder to purchase from the Company one one-thousandth of a share of Series C Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”), of the Company at a price of $50.00 per one one-thousandth of a share of Series C Preferred Stock represented by a Right, subject to adjustment.

The Rights are in all respects subject to and governed by the provisions of the Rights Agreement and the Articles Supplementary for Series C Preferred Stock (the “Articles Supplementary”), which are attached hereto as Exhibits 4.1 and 3.1, respectively, and incorporated herein by reference. The Articles Supplementary will be filed by the Company with the State Department of Assessments and Taxation of Maryland. The description of the Rights is incorporated herein by reference to the description of the Rights set forth under Item 1.01 of the Company’s Current Report on Form 8-K, filed with the Securities and Exchange Commission on April 9, 2020, and is qualified in its entirety by reference to the full text of the Rights Agreement and Articles Supplementary.

Item 2. Exhibits

Exhibit No.	Description

3.1(1)	Articles Supplementary for Series C Preferred Stock.
4.1(1)	Rights Agreement, dated April 9, 2020, between Global Net Lease, Inc. and American Stock Transfer and Trust, LLC, as Rights Agent.

(1)	Incorporated by reference to an exhibit to the Registrant’s Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2020.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, on this 9th day of April, 2020.

GLOBAL NET LEASE, INC.

By:	/s/ James L. Nelson
Name:	James L. Nelson
Title:	Chief Executive Officer and President